                                                                     Exhibit D-7

                                   BEFORE THE
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION

APPLICATION OF PENNSYLVANIA POWER       :
COMPANY ("PENN POWER") FOR A            :
CERTIFICATE OF PUBLIC CONVENIENCE       :
EVIDENCING APPROVAL UNDER               :        APPLICATION
SECTION 1102(A)(3) OF THE TRANSFER      :        DOCKET NO.
OF STOCK OF OHIO EDISON COMPANY,        :        _________, 1996
PARENT OF PENN POWER, TO                :
FIRSTENERGY CORP.                       :

TO THE PENNSYLVANIA PUBLIC UTILITY COMMISSION
("COMMISSION"):

A.       INTRODUCTION
         ------------

                  1. The name and address of the Applicant are

                  Pennsylvania Power Company
                  One East Washington Street
                  P.O. Box 891
                  New Castle, PA  16103


                  2. The names and addresses of the Applicant's attorneys are:
                  Thomas P. Gadsden
                  Anthony C. DeCusatis
                  Morgan, Lewis & Bockius LLP
                  2000 One Logan Square
                  Philadelphia, PA 19103-6993

                  and

                  Robert P. Wushinske
                  Stephen L. Feld
                  Pennsylvania Power Company
                  One East Washington Street
                  P.O. Box 891
                  New Castle, PA 16103

                  3. This Application pertains to a transaction whereby the common stock of Penn Power's parent, Ohio Edison Company ("OE"), will be exchanged for the common stock of a newly-formed company, FirstEnergy Corp. ("FirstEnergy"), as part of a proposed merger of OE and Centerior Energy Corporation ("Centerior"), as


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more fully described hereafter.

                  4. On November 27, 1996, Penn Power filed a Petition For A Declaratory Order Regarding The Application Of Section 1102(a)(3), in which it asked the Commission to issue an order finding and declaring that the proposed exchange of OE common stock for FirstEnergy common stock is not subject to approval under Section 1102(a)(3) of the Public Utility Code, 66 Pa.C.S. Section 1102(a)(3) (hereafter, "Section 1102(a)(3)"). For the reasons fully explained in the Petition (see Paragraphs 11-16, at pp. 7-11), the Commission should issue the requested declaratory order. However, as also explained in the Petition (Paragraph 17 at pp. 11-12):

                  While Penn Power firmly believes that Section 1102(a)(3) approval of the proposed transaction is not required, it recognizes that, as a practical matter, the issues raised herein would be moot if the Commission were to expeditiously grant its unqualified approval of the OE stock transfer and issue a certificate of public convenience in evidence thereof. In view of the substantial public benefits that will result from the proposed transaction, Penn Power desires to avoid any unnecessary delay in obtaining the requisite regulatory action, whether in the form of PUC approval of the proposed transaction or a declaratory order obviating the need for such approval. In furtherance of that goal, Penn Power is providing to the Commission, as Appendix B hereto, a completed and executed Application For A Certificate of Public Convenience Evidencing Commission Approval Under Section 1102(a)(3) of the Transfer of Stock of Ohio Edison Company, Parent of Pennsylvania Power Company, To FirstEnergy Corp. The Application is being provided on a contingent basis only, and represents neither OE's submission to the jurisdiction of the PUC nor an admission by Penn Power or OE of the PUC's jurisdiction or authority under Section 1102(a)(3) over the proposed stock transfer.

                  5. This Application is being submitted on a contingent basis pursuant to the terms of Paragraph No. 17 of the


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Petition, as set forth above. Accordingly, if the Commission does not issue a declaratory order, as requested in Penn Power's Petition, then this Application should be deemed filed, NUNC PRO TUNC, as of the date of filing of the Petition, and the Commission should promptly enter an order approving the proposed stock transfer without condition or qualification.

B.       THE COMPANIES INVOLVED
         ----------------------

                  6. Penn Power is a public utility providing electric service to approximately 144,000 customers within its authorized service territory located within the Counties of Allegheny, Beaver, Butler, Crawford, Lawrence and Mercer in Western Pennsylvania. A breakdown of the customers, by customer classification, served by Penn Power, as of September 30, 1996, is provided on Exhibit A hereto. A map depicting the service territory of Penn Power is attached hereto as Exhibit B. Penn Power is subject to the regulatory jurisdiction of this Commission and the Federal Energy Regulatory Commission ("FERC").

                  7. All of the outstanding common stock of Penn Power is held by OE. OE is a public utility that provides electric service to approximately
1.1 million customers within its authorized service territory located in Central and Northern Ohio. OE is subject to the regulatory jurisdiction of the Public Utilities Commission of Ohio ("PUCO") and the FERC. By reason of its ownership of Penn Power's common stock, OE is a "holding company" as defined in the Public Utility Holding Company Act of 1935, 15 U.S.C. Sections 79 to 79z-6 ("PUHCA"), but is exempt from registration under Section 3(a)(2) of PUHCA, 15 U.S.C.


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Section 79c(a)(2).

                  8. Centerior holds all of the outstanding common stock of The Cleveland Electric Illuminating Company ("CEI") and The Toledo Edison Company ("TE"). Both CEI and TE are public utilities providing electric service within their authorized service territories in Ohio. CEI serves the City of Cleveland and contiguous areas. TE serves the City of Toledo and contiguous areas. In aggregate, CEI and TE supply electric service to approximately 1.0 million customers in Northern Ohio. CEI and TE are subject to the regulatory jurisdiction of the PUCO, the FERC and the Nuclear Regulatory Commission ("NRC"). Centerior is a "holding company" as defined by PUHCA, but is exempt from registration under Section 3(a)(1) thereof, 15 U.S.C. Section 79c(a)(1).

C.       THE PROPOSED TRANSACTION
         ------------------------

                  9. On September 13, 1996, OE and Centerior entered into an Agreement and Plan of Merger (the "Merger Agreement").(1)/ Pursuant to the Merger Agreement, OE, CEI and TE will become wholly-owned subsidiaries of FirstEnergy, and Penn Power will remain a wholly-owned subsidiary of OE.

                  10. Under the terms of the Merger Agreement, each share of common stock of OE will be converted into one share of common stock of FirstEnergy, and each share of Centerior will be converted into 0.525 shares of FirstEnergy. Debt and preferred

--------

1. A copy of the Merger Agreement has been provided as an Exhibit to the FERC Application filed with the Commission on November 8, 1996, as explained in note 2, INFRA.


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shares of OE, Penn Power, CEI and TE will remain outstanding. Upon completion of the transaction, former OE common stockholders will own common stock in FirstEnergy representing 66.25% of FirstEnergy's total voting shares. The Merger Agreement also provides that OE's Board of Directors will designate the members of FirstEnergy's initial Board of Directors, which is expected to be the twelve current members of OE's Board.

                  11. The Merger Agreement is subject to approval by the FERC under Section 203 of the Federal Power Act.(2)/ The PUCO will have an opportunity to review the proposed merger in the context of a merger-related CEI/TE regulatory plan that will provide for, INTER ALIA, a rate freeze and accelerated depreciation of certain fixed costs. Regulatory approvals will also be required by the Securities and Exchange Commission, the NRC, the United States Department of Justice and the Federal Trade Commission (SEE Section VI.
I. of the FERC Application). As is evident, the Merger Agreement will be reviewed by a number of agencies to assure that the proposed transaction is in the public interest. FirstEnergy will be a "holding company" as defined by PUHCA, but is expected to be exempt from registration under Section 3(a)(1) thereof, 15 U.S.C. Section 79c(a)(1).

--------

2. A copy of the Joint Application Of Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company, And The Toledo Edison Company For Approval Of Merger And Joint Dispatch Agreement (the "FERC Application"), which was filed with the FERC on November 8, 1996, together with all Exhibits thereto and accompanying testimony, was submitted to the Commission on the same date pursuant to 18 C.F.R Section 33.6.



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                  12. As previously indicated, upon completion of the
transaction in the manner set forth in the Merger Agreement, OE will continue to own all of the common stock of Penn Power. As a result of the proposed transaction, no changes in the management of Penn Power will occur nor will Penn Power's rates be increased or its service diminished.

D.       BACKGROUND FINANCIAL INFORMATION
         --------------------------------

                  13. BALANCE SHEETS. The balance sheet of Penn Power, as of September 30, 1996, is attached hereto as Exhibit C. In addition, the balance sheets of OE, CEI and TE, as of December 31, 1995, and a pro forma balance sheet for FirstEnergy are included as Exhibit C to the FERC Application.

                  14. INCOME STATEMENT. The income statement of Penn Power, as of September 30, 1996, is attached as Exhibit D. In addition, income statements of OE, CEI and TE, as of December 31, 1995, and a pro forma income statement for FirstEnergy are included as Exhibit E to the FERC Application.

                  15. STATEMENT OF FIXED PLANT. A statement showing the depreciated original cost of Penn Power's fixed utility plant-in-service, as of September 30, 1996, is attached hereto as Exhibit E. In addition, similar statements of fixed plant for OE, CEI and TE, as of December 31, 1995, are included as part of Exhibit C to the FERC Application.

                  16. RESOLUTIONS. Approval by the Board of Directors of Penn Power is not required for the proposed merger. Certified copies of the resolutions of the Boards of Directors of the merging companies necessary to authorize the proposed merger are


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included as Exhibit A to the FERC Application.

                  17. DOCUMENTS INCORPORATED BY REFERENCE. All the annual reports, tariffs, certificates of notification, applications for certificates of valuation, applications for approval of the issuance of securities and securities certificates filed with the Commission by Penn Power and its predecessor, constituent and affiliated companies are made part hereof by reference.

E.       CONCLUSION
         ----------

                  18. If the Commission determines that approval of the proposed transaction is necessary, then this Application should be granted and a certificate of public convenience evidencing Commission approval should be issued for, among others, the following principal reasons:

                           (a) The existing management of Penn Power will remain
in place after the proposed transaction.

                           (b) Completion of the proposed transaction will have
no adverse impact upon the service or rates of Penn Power. In particular, Penn Power would remain subject to the terms and conditions of the Rate Stability And Economic Development Plan approved by the Commission's Order entered June 25, 1996 at Docket No. R-00961028.

                           (c)  The proposed transaction will make Penn Power
part of a larger and financially stronger FirstEnergy system that will be far better positioned to deal with evolving changes in the wholesale and retail electric markets, including the increasing exposure to competitive forces. In particular, and as


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explained in detail in the Direct Testimony of Arthur R. Garfield (pp. 30-32)
filed with the FERC Application, OE, Penn Power, CEI and TE have entered into a Joint Dispatch Agreement to provide for the economic dispatch of their generating facilities and purchased power resources on a combined basis in order to serve their aggregate load requirements and sales obligations. Joint dispatch of capacity resources and extensive interconnections among the operating companies will result in greater reliability for the combined system than either OE/Penn Power or the Centerior system presently realize.

                           (d)  As explained in the FERC Application (Section
B.1.) and in the Direct Testimony of Messrs. Garfield and Thomas J. Flaherty filed with the FERC Application, the proposed merger is expected to produce substantial savings on a system-wide basis and for individual operating companies. In large measure, the benefits that will accrue to Penn Power from the merger will provide the means to meet the aggressive goals to which Penn Power is committed under its Rate Stability And Economic Development Plan. As the Commission is aware, under that Plan, Penn Power, INTER ALIA, will reduce its investment in generating assets and regulatory assets by at least an additional $330 million over the life of the Plan; will increase its annual funding for nuclear plant decommissioning by $2.76 million per year; and will substantially increase funding for economic development programs and low-income customer assistance programs, while freezing its base rates until June 20, 2006.



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


                  WHEREFORE, for the reasons set forth above, Pennsylvania Power Company requests that the Commission enter an Order approving this Application and issue a certificate of public convenience evidencing its approval of the transaction hereinbefore described.

                                             Respectfully submitted,


                                             /s/ Thomas P. Gadsden
                                             ---------------------------
                                             Thomas P. Gadsden
                                             Anthony C. DeCusatis
                                             Morgan, Lewis & Bockius LLP
                                             2000 One Logan Square
                                             Philadelphia, PA  19103-6993

                                             Robert P. Wushinske
                                             Stephen L. Feld
                                             Counsel for
                                             Pennsylvania Power Company
                                             One East Washington Street
                                             P.O. Box 891
                                             New Castle, PA  16103

OF COUNSEL:

MORGAN, LEWIS & BOCKIUS LLP
2000 One Logan Square
Philadelphia, PA 19103

Date: November 27, 1996



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                                A F F I D A V I T


COMMONWEALTH OF PENNSYLVANIA  )
                              ) ss.:
COUNTY OF LAWRENCE            )

                  Robert P. Wushinske, being duly sworn according to law, deposes and says that he is Vice President of Pennsylvania Power Company; that he is authorized to and does make this affidavit for it; that he has read the foregoing Application and states that the facts set forth therein are true and correct to the best of his knowledge, information and belief and he expects Pennsylvania Power Company to be able to prove the same at a hearing, if any, thereon.
                                                     /s/ Robert P. Wushinske
                                                     --------------------------
                                                          Robert P. Wushinske

Sworn to and subscribed
before me this 25th
day of November, 1996.

/s/ Donna S. Mathieson
----------------------
    Notary Public




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                                    EXHIBIT A


                       CUSTOMERS AS OF SEPTEMBER 30, 1996























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                                                                       EXHIBIT A




                           PENNSYLVANIA POWER COMPANY
                           --------------------------

                       CUSTOMERS AS OF SEPTEMBER 30, 1996






Residential                                            127,279

Commercial                                              16,492

Industrial                                                 222

Street Lighting                                             88

Municipal Resale                                             6
                                                       -------
         Total                                         144,087
                                                       =======







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                                    EXHIBIT B

                              SERVICE TERRITORY MAP


                      [Due to Graphical Nature of Map, Not
                             Filed in EDGAR System]




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                                    EXHIBIT C

                     BALANCE SHEET AS OF SEPTEMBER 30, 1996






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                                                                       EXHIBIT C
                                                                          Page 1

                           PENNSYLVANIA POWER COMPANY
                                   (Unaudited)
                                  Balance Sheet
                               September 30, 1996

                                 (In thousands)

                                    ASSETS
                                    ------
UTILITY PLANT:
      In service, at original cost.................................   $1,223,563
      Less - Accumulated provision
         for depreciation..........................................      450,384
                                                                      ----------
                                                                         773,179
                                                                      ----------
Construction work in progress -
      Electric plant...............................................       10,553
      Nuclear fuel.................................................        1,808
                                                                      ----------
                                                                          12,361
                                                                      ----------
                                                                         785,540
                                                                      ----------

OTHER PROPERTY AND INVESTMENTS.....................................       16,756
                                                                      ----------

CURRENT ASSETS:
      Cash and cash equivalents....................................          914
      Notes receivable from parent company.........................       37,000
      Receivables -
        Parent Company.............................................        9,860
        Other......................................................       47,064
      Provision for uncollectible accounts.........................        (555)
      Materials and supplies, at average cost......................       13,335
      Prepayments .................................................        2,771
                                                                      ----------
                                                                         110,389
                                                                      ----------
DEFERRED CHARGES:
      Customer receivables for future income taxes.................      102,300
      Deferred fuel costs..........................................        3,923
      Deferred Perry Unit 1 costs..................................       20,121
      Deferred costs of term. construction project.................       41,287
      Other........................................................       21,684
                                                                      ----------
                                                                         189,315
                                                                      ----------
       Total Assets.................................................  $1,102,000
                                                                      ==========











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                                                                       EXHIBIT C
                                                                          Page 2

                           PENNSYLVANIA POWER COMPANY
                                   (Unaudited)
                                  Balance Sheet
                               September 30, 1996

                                 (In thousands)


                  CAPITALIZATION AND LIABILITIES
                  ------------------------------
CAPITALIZATION:
      Common stock, $30 par value, authorized
      6,500,000 shares - 6,290,000 shares
         outstanding...........................................   $ 188,700
      Other paid-in capital....................................       (422)
      Retained earnings........................................      97,330
                                                                 ----------
          Total common stockholder's equity                         285,608
      Preferred stock..........................................      65,905
      Long-term debt...........................................     311,394
                                                                 ----------
                                                                    662,907
                                                                 ----------
CURRENT LIABILITIES:
      Currently payable long-term debt -
        Associated companies...................................       8,834
        Other..................................................      50,658
      Accounts payable -
        Associated companies...................................       7,765
        Other..................................................      17,997
      Accrued taxes............................................      12,028
      Accrued interest.........................................       5,541
      Other....................................................      17,641
                                                                 ----------
                                                                    120,464
                                                                 ----------
DEFERRED CREDITS:
      Accumulated deferred income taxes........................     258,592
      Accumulated deferred investment tax
      credits..................................................      28,974
      Other....................................................      31,063
                                                                    318,629
                                                                 ----------
Total Capitalization and Liabilities                             $1,102,000
                                                                 ==========









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                                    EXHIBIT D


                               STATEMENT OF INCOME
                            AS OF SEPTEMBER 30, 1996




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                                                                       EXHIBIT D
                                                                          Page 1


                           PENNSYLVANIA POWER COMPANY
                                   (Unaudited)
                               Statement of Income
                     Twelve Months Ended September 30, 1996

                                 (In thousands)


OPERATING REVENUES................................................   $323,913
                                                                     --------

OPERATING EXPENSES AND TAXES:
      Operation -
        Fuel and purchased power..................................     66,311
        Nuclear operating costs...................................     26,483
        Other operating costs.....................................     60,250
                                                                     --------
      Total operation and maintenance expenses....................    153,044
Provision for depreciation........................................     45,035
General taxes.....................................................     24,028
Amortization of net regulatory assets.............................      3,690
Income taxes......................................................     30,945
                                                                     --------
      Total operating expenses and taxes..........................    256,742

OPERATING INCOME..................................................     67,171
                                                                     --------

OTHER INCOME......................................................      5,798
                                                                     --------

TOTAL INCOME......................................................     72,969
                                                                     --------

NET INTEREST:
      Interest on long-term debt..................................     26,550
      Interest on nuclear fuel obligations........................        284
      Allowance for borrowed funds used during
        construction..............................................      (526)
      Other interest expense......................................      1,994
                                                                     --------
           Net interest...........................................     28,302
                                                                     --------

NET INCOME........................................................     44,667
PREFERRED STOCK DIVIDEND REQUIREMENTS.............................      4,627
EARNINGS ON COMMON STOCK..........................................   $ 40,040
                                                                     ========









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                                    EXHIBIT E

                          SUMMARY OF UTILITY PLANT AND
                           ACCUMULATED PROVISIONS FOR
                    DEPRECIATION, AMORTIZATION AND DEPLETION
                            AS OF SEPTEMBER 30, 1996






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                                                                       EXHIBIT E
                                                                          Page 1



                           PENNSYLVANIA POWER COMPANY
                                   (Unaudited)
               Summary of Utility Plant and Accumulated Provisions
                  For Depreciation, Amortization and Depletion
                               September 30, 1996

                                 (In thousands)


                           UTILITY PLANT
                           -------------
Electric Plant In Service
      Plant in Service (Classified)...................................  $1,144,240
      Property Under Capital Leases...................................      11,864
      Plant Purchased or Sold.........................................     (7,819)
      Completed Construction not Classified...........................      34,683
                                                                        ----------
        TOTAL.........................................................   1,182,968
      Leased to Others................................................         899
      Held for Future Use.............................................       9,405
      Construction Work in Progress...................................      10,553
                                                                        ----------
        TOTAL Utility Plant...........................................   1,203,825
      Accum. Prov. for Depr., Amort., & Depl                               434,697
                                                                        ----------
        NET Utility Plant.............................................    $769,128
                                                                        ==========

                      Detail of Accumulated Provisions for
                    Depreciation, Amortization, and Depletion
                    -----------------------------------------

Electric Plant In Service
      Depreciation and Amortization...................................    $422,024
      Amort. of Other Utility Plant...................................      12,628
                                                                        ----------
       TOTAL in Service...............................................     434,652
Depreciation of Plant Leased to Others................................          45
                                                                        ----------
       TOTAL Accumulated Provisions...................................    $434,697
                                                                        ==========



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